HESPEROS, INC.

September 8, 2023

BTomorrow Ventures Limited
Globe House
4 Temple Place
London, United Kingdom, WC2R 2PG

Re: Additional Rights

In connection with, and as a condition precedent to, BTomorrow Ventures Limited's (together with its affiliates, the "**Investor**") investment in Hesperos, Inc., a Delaware corporation (the "**Company**"), pursuant to that certain Convertible Promissory Note Purchase Agreement, dated September 8, 2023 by and among the Company and the Investor (the "**Purchase Agreement**") and the purchase of a Convertible Promissory Notes (each a "**Note**" and collectively the "**Notes**"), the Company, the Investor, and James Hickman (solely for purposes of paragraph 2 below, the "**Stockholder**") have agreed to enter into this letter agreement (this "**Agreement**") to provide the Investor with the rights set forth herein:

1. Board Observer Right. The Company shall invite a representative of the Investor to attend all meetings of the Company's board of directors (the "**Board**"), and any committees thereof, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets.

2. Director Designation Right. After the Milestone Closing (as such term is defined in the Purchase Agreement) and while the Notes are outstanding (or at least 25% of the shares of the Company's capital stock issued to the Investor upon conversion of the Notes are outstanding), the Investor may, from time to time, designate one individual as a director of the Board (the "**Investor Director**"). The Company shall enter into a customary indemnification agreement with such director in a form reasonably acceptable to the Investor (the "**Indemnification Agreement**"). The Investor Director shall be entitled, in their sole discretion, to be a member of any committees of the Board, however, such Investor Director shall not be entitled to receive compensation in consideration for his or her service on the Board or on any committees of the Board. The Stockholder agrees to vote, or cause to be voted all shares of capital stock of the Company owned by the Stockholder, from time to time and at all times, in whatever manner as shall be necessary to (i) ensure the size of the Board is sufficient to designate Investor Director and (ii) elect the Investor Director to the Board.

3. Information Rights. The Company shall deliver to the Investor the following:

a. as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year, (i) a balance sheet as of the end of such year, and (ii) statements of income and of cash flows for such year;

b. as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

c. as soon as practicable, but in any event within thirty (30) days after the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

d. notice of any material litigation as soon as practicable, but in any event within fifteen (15) days after the Company receives service of process or other notice of any such material litigation;

e. notice of any material occurrences as soon as practicable;

f. materials provided to the Board (including, but not limited to, meeting decks and agendas) at the same time and in the same manner as provided to the Board;

g. notice of, and the Company's business rationale in respect of, engagement in new business activities which constitute an investment in the Company of at least ten percent (10%) of the Company's total assets; and

h. such other information relating to the financial condition, business, prospects or corporate affairs (provided in accordance with applicable data privacy and information security laws) of the Company as the Investor may from time reasonably request in writing.

4. Inspection Rights. The Company shall permit the Investor to visit and inspect the Company's properties; examine its books of account and records; and discuss the Company's affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

5. Rights to Future Issuances.

a. Right of First Offer. Subject to the terms and conditions of this paragraph 5 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Investor. The Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates.

b. Notice and Procedure. The Company shall give notice (the "**Offer Notice**") to the Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities. By notification to the Company within fifteen (15) days after the Offer Notice is given, the Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the shares of capital stock issued or issuable upon conversion of the Notes bears to the total shares of capital stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all preferred stock and any other Derivative Securities then outstanding).

c. Undersubscription Rights. At the expiration of the fifteen (15) day period after the Offer Notice, the Company shall promptly notify the Investor of any other securityholders of the Company who do not exercise, or fully exercise, any similar premptive rights. During the ten (10) day period commencing after the Company has given such notice, the Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, the New Securities for which other securityholders of the Company were entitled to subscribe but that were not subscribed for by such securityholders.

d. Exceptions. The right of first offer in this paragrah shall not be applicable to shares of capital stock of the Company issued in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "**IPO**").

e. Definitions. For purposes of this paragraph 5:

i. "**Derivative Securities**" means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly) equity securities of the Company, including options and warrants.

ii. "**New Securities**" means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

6. Reserved Matters. So long as the Notes are outstanding, the Company may not, without the written consent of the Investor (which consent shall not be unreasonably withheld, conditioned, or delayed), either directly, indirectly, or by amendment, merger, consolidation, recapitalization, reclassification, or otherwise take the following actions and any such act or transaction entered into without the Investor's consent or vote shall be null and void *ab initio*, and of no force or effect.

a. Create, issue, buy-in or redeem any share, agree to any additional credit lines, leases or borrowings or indebtedness in the nature of borrowings, in a single or related series of transactions, in excess of $200,000, grant or agree to grant any options other than pursuant to an employee share option scheme or warrants for the issue of any share or loan capital, issue any securities convertible into shares, or establish any employee incentive plan, except in accordance with the Company's certificate of incorporation or the Purchase Agreement;

b. Propose or pay any dividend or propose or make any other distribution or make any change to the Company's dividend policy;

c. Permit or cause to be proposed any amendment to the Company's by-laws or other governing documents that would adversely affect the Investor;

d. Permit the Company to cease, or propose to cease, to carry on its business or permit the Company or the Board to take any step to dissolve or wind up the business and affairs of the Company;

e. Permit the Company or the Board to take any action to place the Company into administration, permit the Company or its directors to propose or enter into any arrangement, scheme, moratorium, compromise or composition with its creditors, or permit the Company or the Board to invite the appointment of a receiver or administrative receiver over all or any part of the Company's assets or undertaking; or

f. Sell, assign, license, pledge or encumber any of the Company's material intellectual property other than in the ordinary course of business; or

g. After the Milestone Closing, approve or engage in new business activities outside the Company's Business Plan which constitute an investment in the Company of at least twenty percent (20%) of the Company's total assets.

7. No Publicity. The Company shall not issue any press release or other public document or make any public statement relating to this Agreement, the Purchase Agreement or the Note, or the matters contained herein, in each case, which mentions BTomorrow Ventures, BTV, British American Tobacco PLC and any of its companies, or any Affiliate (as defined in the Notes) of the foregoing (including without limitation amounts invested by, rights granted to and other terms applicable to any of the foregoing entities), without the prior written consent of the Investor which consent shall not be unreasonably withheld; provided that the foregoing shall not apply to any announcement by any party required pursuant to applicable law or regulations so long as the Investor is provided with a reasonable time to review and provide comments on any such announcement prior to its publication (and the party proposing to make such announcement shall reasonably and in good faith consider such revisions as are requested by the Investor).

8. Right to Conduct Activities. The Company hereby agrees and acknowledges that the Investor is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company's business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, the Investor shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by the Investor in any entity competitive with the

Company, or (ii) actions taken by any partner, officer or other representative of the Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) the Investor from liability associated with the unauthorized disclosure of the Company's confidential information obtained pursuant to this Agreement or (y) the Investor Director from any liability associated with their fiduciary duties to the Company.

9. Title to Information; Intellectual Property and Confidentiality

a. From time to time during the Term of this Agreement, either Party (as the "**Disclosing Party**") may disclose or make available to the other Party (as the "**Receiving Party**"), non-public, proprietary, and confidential information of Disclosing Party that, if disclosed in writing or other tangible form is clearly labeled as "confidential," or if disclosed orally, is identified as confidential when disclosed and within ten (10) days thereafter, is summarized in writing and confirmed as confidential ("**Confidential Information**"); provided, however, that Confidential Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Receiving Party's breach of this **paragraph 9**; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was in Receiving Party's possession prior to Disclosing Party's disclosure hereunder; or (d) was or is independently developed by Receiving Party without using any Confidential Information. Both parties agree that all business or technical data and/or information, including without limitation, specifications, drawings or other similar documents and all information or data which is disclosed by or on behalf of the Disclosing Party to Receiving Party even if was disclosed prior to the signature of this Agreement will be considered Confidential Information of the Disclosing Party. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person or entity, except to the Receiving Party's Group who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

b. Except as otherwise set forth in this Agreement, any data, information, discoveries, technology or invention conceived, developed or reduced to practice by either Party individually or by the Parties jointly in the course of performing the services within the scope of the Program of Work attached as Exhibit B to the Convertible Promissory Note Agreement dated as of the date of this Agreement between the parties hereto, and any proprietary intellectual or industrial property rights deriving therefrom (hereinafter, "Deliverables"), shall be solely and exclusively owned by Investor and will be kept in confidence by the Company according to the confidentiality and non-use provisions of paragraph 9(a). The parties shall, and will ensure that their employees, agents, and consultants shall, take all actions reasonably requested by either party to record and/or evidence such rights in the Deliverables, including without limitation the

execution of appropriate documents to evidence and record the assignment of patent rights, if applicable.

c. Notwithstanding anything contained in the foregoing sections (a) and (b) of paragraph 9, the Company and Investor shall retain their respective intellectual property rights that are owned by them prior to the effective date of this Agreement (for Company, "Company-IP" and for Investor "Investor-IP"). The Company will make reasonable efforts not to incorporate Company-IP and/or Company-IP Improvements, as defined below, into the Deliverables; however, when despite good faith efforts it is anticipated that Company-IP and/or Company-IP Improvements will be so incorporated, Company shall inform Investor before incorporating any Company-IP or Company-IP Improvements into the Deliverables and Investor shall have the option to reject such incorporation. If Investor does not reject to the incorporation of Company-IP and/or Company-IP Improvements into the Deliverables, the Company grants Investor a non-exclusive, irrevocable, royalty-free, fully-paid sub-licensable to Investor's affiliates, collaborators and contractors working with Investor or on Investor's behalf, worldwide license to the Company-IP or Company-IP Improvements incorporated into the Deliverables solely to the extent necessary for Investor to enjoy the Deliverable for any and all purposes.

d. Any improvements, advancements or modifications to Company-IP that are conceived, developed or reduced to practice during the term of this Agreement ("Company-IP Improvements") and which in no event arise from Investor's compounds and/or materials and/or Investor's Confidential Information shall be exclusively owned by the Company. Provided, however, that any Company-IP Improvements that are developed jointly by the parties during the term of this Agreement, which relate to Investor's compounds and/or materials and/or Investor's Confidential Information, shall be jointly owned by the parties.

e. The provisions of this Agreement shall not be deemed to constitute a grant to any party of any license or other right under any patent, design, copyright or other industrial or intellectual property right now or hereafter belonging to the other party and/or its affiliates.

f. The rights and obligations relating to publications and intellectual property and title to information set forth in this Agreement shall survive the termination or expiration of this Agreement.

10. Miscellaneous. The rights described herein shall terminate and be of no further force or effect upon (a) such time as the Notes are no longer outstanding and less than twenty-five percent (25%) of the shares of the Company's capital stock issued to Investor upon the conversion of the Notes are held by the Investor or its Affiliates; (b) the IPO; or (c) the consummation of a merger or consolidation of the Company (x) that is effected (i) for independent business reasons unrelated to extinguishing such rights; and (ii) for purposes other than (A) the reincorporation of the Company in a different state; or (B) the formation of a holding company that will be owned exclusively by the Company's stockholders and will hold all of the outstanding shares of capital stock of the Company's successor and (y) in which the successor entity provides reasonably comparable rights to the Investor or the consideration payable to the Investor in such transaction consists solely of cash or securities of a class listed on a national exchange.

a. This Agreement may not be amended, modified or waived without the written consent of each of the Company and the Investor.

b. This Agreement and the rights and obligations hereunder shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto; provided, however, that neither this Agreement nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; and provided, further, that this Agreement and/or the rights contained herein may be assigned by the Investor without the Company's consent to any other entity that is directly or indirectly, controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor.

c. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

d. This Agreement may be executed in two or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

e. The Company acknowledges and agrees that the Investor could be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Company in accordance with its specific terms or are otherwise breached. Accordingly, it is agreed that the Investor shall be entitled to seek an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

f. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions will nevertheless remain effective and enforceable to the greatest extent permitted by law.

[Signature page follows]

Very truly yours,

HESPEROS, INC.

DocuSigned by:

By: James Kronauge, Jr.
788D8084784D4FE

Name: James F. Kronauge
Title: Chief Executive Officer

Agreed and Accepted:

BTOMORROW VENTURES LIMITED

By:____________________________
Name: Juan M. Palacios
Title: Managing Director

Very truly yours,

HESPEROS, INC.

By:______________________________
Name: James F. Kronauge
Title: Chief Executive Officer

Agreed and Accepted:

BTOMORROW VENTURES LIMITED

DocuSigned by:
By:______________________________
Name: Juan M. Palacios
Title: Managing Director